Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Snap Inc. for the registration of Class A common stock, preferred stock, debt securities, and warrants and to the incorporated by reference therein of our reports dated February 4, 2021, with respect to the consolidated financial statements of Snap Inc., and the effectiveness of internal control over financial reporting of Snap Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

February 5, 2021